Exhibit 99.1

FOR IMMEDIATE RELEASE

OPENWAVE’S LATEST PROPOSED SETTLEMENT REJECTED BY

HARBINGER CAPITAL PARTNERS

Redwood City, Calif., January 22, 2007 – Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of independent software products and services for the communications industry, today announced that over the past weekend the Company’s Board of Directors attempted, unsuccessfully, to reach a mutually acceptable settlement agreement with Harbinger Capital Partners. Bernard Puckett, Chairman of Openwave’s Board, sent the following letter to Howard Kagan, Managing Director of Harbinger. In response to the letter, representatives of Harbinger communicated that Harbinger rejected the settlement offer. The full text of the Board’s proposed settlement agreement and letter to Harbinger will be filed on Form 8K with the Securities and Exchange Commission today.

Dear Mr. Kagan:

In an effort to move Openwave forward and enable us to focus on our business, we believe that it is in the best interest of all our stockholders to resolve promptly our current differences with Harbinger and to remove any uncertainty regarding the outcome of our Annual Meeting of Stockholders held January 17, 2007. Accordingly, our Board of Directors has unanimously approved the settlement proposal set forth below and has authorized me to communicate it to you.

Proposal

1. The Board of Directors would promptly be increased by one member to seven members and Mr. James Zucco would be appointed to serve as a Class III director with a three-year term.

2. Harbinger would dismiss the litigation that it brought against the Company in Delaware.

3. Each of the parties would mutually release the others from all claims relating to the nomination and election of directors at the 2006 Annual Meeting.

The terms of this proposal are set forth and embodied in the attached settlement agreement, which the Company is prepared to execute. This proposal will automatically expire and be of no further force or effect at 5:00 Pacific time on Sunday, January 21, 2007 unless a duly executed settlement agreement in the form attached hereto is entered into prior to that time. It will also automatically expire if this settlement proposal is publicly disclosed prior to such time.

In an effort to resolve our issues quickly, I will not address the matters set forth in your letter of January 19, 2007. Suffice it to say that it contains numerous inaccuracies, and we reject the allegations set forth in your letter in all respects.

Please contact our outside counsel, Ken King at Skadden Arps, if you have any questions regarding this proposal.

Sincerely,

Bernard Puckett
Chairman of the Board

About Openwave

Openwave Systems Inc. is the leading independent provider of software solutions that ignite mobility for the communications and media industries. Openwave empowers its customers to rapidly transform their business by sparking new revenue streams and market opportunities, building loyal subscriber communities and reducing operational costs. Openwave’s broad range of IP-based handset-to-network solutions enable the rapid launch of information, communication and entertainment services across networks and devices and include handset software, content delivery, adaptive messaging, location, music and video services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (b) the ability to improve sales productivity; (c) the ability to continue to sell our existing products and enhancements; (d) the ability to develop and commercialize new products; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) increased global competition and pricing pressure on our products; (g) technological changes and developments; and (h) general risks of the Internet and wireless and wireline telecommunications sectors.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com.

NOTE: Openwave is the trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Contacts:

Investor Relations	Matthew Sherman
Mike Bishop	Joele Frank, Wilkinson Brimmer Katcher
investor@openwave.com	msherman@joelefrank.com
Tel: 650-480-4461	Tel: 212-355-4449

Public Relations	Sean O’Hara
Vikki Herrera	Georgeson Inc.
Vikki.Herrera@openwave.com	sohara@georgeson.com
Tel: 650-480-6753	Tel: 212-440-9800